Exhibit 15.3

April 28 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Lombard Medical Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16 F of Form 20-F, as part of the Form 20-F of Lombard Medical Inc. dated April 28 2017. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Reading, United Kingdom